Exhibit 5.1

May 7, 2024

Streamline Health Solutions, Inc.

2400 Old Milton Pkwy., Box 1353

Alpharetta, GA 30009

RE:          Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion, as counsel to Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of up to 4,580,732 shares (the “Shares”) of the common stock, $0.01 par value, of the Company (the “Common Stock”), consisting of (i) up to 4,016,025 shares (the “Warrant Shares”) of Common Stock issuable upon the exercise of warrants (the “Warrants”) initially issued in a private placement, pursuant to a securities purchase agreement, dated February 1, 2024 (the “Purchase Agreement”), by and between the Company and the selling securityholders named in the Prospectus (the “Selling Securityholders”); and (ii) up to 564,707 shares (the “Common Shares”) of Common Stock issued by the Company to the selling stockholder named in the Prospectus for the fiscal year ending January 31, 2024, relating to a Master Services Agreement, effective March 19, 2020 (the “MSA”) and related statements of work (each, a “SOW”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended (the “Charter Documents”), (iv) the Purchase Agreement, (v) the Warrants, (vi) the MSA and related SOWs (vii) the resolutions approving the issuance of the Shares, and (viii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

The opinion herein below is subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable; and

2.	The Common Shares have been validly issued and are fully paid and nonassessable.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and, following the effective date of the Registration Statement, we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP